Exhibit 99.1

SWM ANNOUNCES THIRD QUARTER 2011 RESULTS

ALPHARETTA, GA, November 2, 2011 -- SWM (NYSE: SWM) today reported third quarter 2011 earnings results for the period ended September 30, 2011.

Third Quarter Financial Highlights:

•	Net sales of $211.2 million; $598.1 million year-to-date

•	Net income of $9.0 million; $45.0 million year-to-date

•	Operating profit, excluding restructuring and impairment expense and valuation allowance on business tax credits, of $33.7 million; $93.4 million year-to-date

•	Valuation allowance recorded on ICMS business tax credits for $15.9 million (pre-tax)

•
Diluted net income per share of $0.57, compared to $0.98 per share in third quarter 2010; excluding per share restructuring and impairment expense of $0.35 and $0.19, respectively, and per share business tax valuation allowance of $0.62 in 2011, adjusted net income per share of $1.54 compared to $1.17 per share in the third quarter of 2010

•
Adjusted EBITDA from Continuing Operations of $44.4 million (Adjusted EBITDA from Continuing Operations is a non-GAAP financial measure that excludes restructuring and impairment expenses and valuation allowance on ICMS business tax credits - see non-GAAP reconciliations); $122.8 million year-to-date

Third Quarter Operational Highlights:

•	Increased Lower Ignition Propensity (LIP) cigarette paper sales volumes

•	Profitable commercial operations at new EU LIP facility

•	Continued cost savings and benefits from operational excellence initiatives

•	Continued inflationary cost increases

•	Recently announced LIP patent license agreement

Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented, "SWM's third quarter 2011 performance further benefited from LIP sales in Europe while results in our RTL business declined compared to the third quarter of 2010, which we expected. We progressively increased commercial sales from our new LIP facilities in Europe and realized improved operating efficiencies with newly installed capacity. We expect to reach full LIP order demand and further improve operating efficiency during the fourth quarter. Third quarter earnings benefited from our operational excellence initiatives again more than offsetting continued inflationary cost increases primarily in energy as wood pulp prices swung to a year-over-year favorable comparison during the quarter. We experienced higher costs associated with mill operations, including EU LIP start-up expenses during the early part of the third quarter and continued higher nonmanufacturing expenses primarily associated with LIP legal actions."

"The RTL segment's operating profit, excluding restructuring and impairment expenses, decreased $2.9 million primarily due to a 9% decrease in sales volume and resulting unfavorable mill cost performance partially offset by favorable currency impacts. Paper segment results were favorably impacted primarily by increased EU LIP sales volume which more than offset unfavorable inflationary cost increases, increased nonmanufacturing expenses, currency exchange impacts and start-up costs associated with new European LIP capacity. We also recorded $1.4 million in net sales of royalty income associated with customer LIP patent license agreements primarily in Europe."

"Third quarter results are within our expectations for full-year results. We reiterate our previous guidance to generate earnings of at least $5.40 per share for the full year 2011, excluding ICMS valuation allowance and restructuring and impairment expense. Additionally, during the fourth quarter of 2011, we expect to benefit further from royalty revenues resulting from LIP patent license agreements. Looking forward to 2012, we expect royalty income to grow. The expected annual growth in our full-year 2011 earnings stems from achieving an approximate 40% share of European market LIP demand which should be in place by the end of the year. We expect RTL results to stabilize in 2012; although, we anticipate its results to be lower than what we saw first half 2011. Across our operations, the primary factor expected to pressure earnings is continued inflation in energy costs. Wood pulp costs are improving and currency exchange impacts remain volatile. We are confident our continued success in driving cost reductions through our operational excellence and lean manufacturing efforts as well as reaching full efficiency across our European LIP capacity will help mitigate inflationary impacts. For 2012, earnings are expected to be above 2011 levels due to the benefit of full-year European LIP demand as well as royalty revenue from LIP patent license agreements combined with an otherwise relatively stable business environment. At this time, a specific range of 2012 earnings per share is unclear because of ongoing European LIP conversion and patent licensing efforts."

Third Quarter 2011 Results

Net sales were $211.2 million in the three-month period ended September 30, 2011, versus $182.0 million in the prior-year quarter. Net sales increased due to $15.9 million in favorable effect of changes in sales volume and $13.4 million favorable foreign currency impacts primarily from the U.S. dollar and euro.

Operating profit was $11.2 million in the three-month period ended September 30, 2011 versus $30.7 million in the prior-year quarter. The $19.5 million decrease in operating profit is due to a $15.9 million valuation allowance recorded against ICMS business tax credits in Brazil, $5.9 million in increased restructuring and impairment expense, $4.5 million in increased nonmanufacturing costs, $3.2 million increase in inflationary costs, primarily energy and labor, and $2.4 million of European LIP start-up costs. These items were partially offset by $13.5 million favorable effect of higher sales volumes.

ICMS Valuation Allowance

The company recorded a $15.9 million valuation allowance against the entire carrying value of its Imposto sobre Circulaçăo de Mercadorias e Serviços, or ICMS, business tax credits in Brazil. The company had been seeking a special government action to obtain tax exempt status for the paper industry to enable more rapid utilization of these credits. During the third quarter of 2011, the government of Rio de Janeiro state signed into law an action that included certain limitations on the use of these credits for the paper industry and has a finite life of 48 months. As a result, utilization of the company's credits may be delayed barring other changes outside of the company's control. The credits do not expire. The company is pursuing other actions to utilize its credits and the future benefit of any material changes as a result of new legislation or a change in our operations will be reported separately.

Operational Trends (Volume, Pricing and Cost)

During the third quarter, sales volumes of LIP cigarette paper increased 63% versus the third quarter of 2010 due to ramp-up of sales in Europe. Volume declined for traditional tobacco-related papers during the third quarter versus the prior-year quarter, reflecting lower demand in certain markets. Overall demand for tobacco-related papers declined 4% for the quarter. Including sales volume increases at our Chinese paper joint venture, which are not reported in consolidated SWM results, SWM world-wide tobacco-related papers sales volume declined 1%.

Third quarter sales volume of RTL decreased versus the prior-year quarter primarily reflecting decreased requirements from major customers. In January 2011, we announced changes to our Asian reconstituted tobacco strategy including the suspension of the greenfield RTL facility in the Philippines which was completed during the third quarter.

Our Chinese paper joint venture, CTM, generated $1.4 million in income for the company during the third quarter, reflecting continued growth in sales volumes and operational improvements. Sales volume in the third quarter of 2011 at CTM increased 23% versus the prior-year quarter.

Year-to-Date Cash Flow and Quarterly Dividend

Cash provided by operations was $37.9 million for the nine months ended September 30, 2011, compared with $105.2 million in the prior year. The lower cash generation during the 2011 period was largely due to a planned increase in working capital, totaling $29.2 million, primarily reflecting new working capital needs to support operations in Poland.

Net debt, at September 30, 2011 was $103.6 million, compared with cash, net of debt, of $35.5 million at December 31, 2010. Total debt was 27.2% of capital at September 30, 2011.

Capital spending was $51.9 million and $45.7 million during the nine-month periods ended September 30, 2011 and 2010, respectively. The increase in capital spending was primarily due to expenditures of $9.2 million on construction of the LIP printing facility in Poland and $30.8 million in 2011 toward construction of the RTL facility in the Philippines which has been completed to a state in which it can be held until the company determines to complete construction and initiate operations.

In 2011, capital spending is projected to total $55 million to $65 million.  In July 2011, the company completed previously announced open market share repurchase plans totaling $105 million. Other cash uses during 2011 are expected to be $65 million to $70 million including increases in working capital, employee severance payments in France, pension contributions, China joint venture funding and other uses. In 2012, capital spending is currently projected to be approximately $35 million. Other cash uses during 2012 are currently expected to be $40 million to $50 million including funding of the new China RTL joint venture and excluding the expected proceeds of the sale of RTL equipment from the suspended Philippine project to the China RTL joint venture.

SWM announced today a quarterly common stock dividend of $0.15 per share. The dividend will be payable on December 29, 2011 to stockholders of record on November 29, 2011.

Conference Call

SWM will hold a conference call to review third quarter 2011 results with investors and analysts at 8:30 a.m. eastern time, on Thursday, November 3, 2011. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a diversified producer of premium specialty papers for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ 2,800 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
SWM has manufacturing facilities in 7 countries, two joint ventures in China, and sells products in over 90 countries. As a result, it is subject to a variety of import and export, tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, or adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company's business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.

•
The company's sales are concentrated to a limited number of customers. In 2010, 45% of its sales were to its three largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the company's results of operations.

•
The company's financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results. In this regard, Philip Morris - USA began advising the company in 2009 that it disputes the manner in which the company has calculated costs for banded cigarette papers under a cost-plus based contract for this product during the period April 2009 through December 2010. Notwithstanding that the dispute is now over a year old, and SWM has consistently advised Philip Morris - USA that it disagrees with its position, Philip Morris -USA to-date has not instituted any formal action to bring this matter to a close. Philip Morris - USA has also consistently paid the full invoiced amount from the date of the first notice of dispute to the present thereby avoiding any contention by SWM that the agreement has been breached for non-payment. Philip Morris - USA's action reflects a requirement found in the Virginia Uniform Commercial Code, the law that governs the contract, that suggests a party making full payment of a disputed invoice potentially waives any right to recover the amount paid unless such payment is accompanied by an explicit reservation of rights. Currently, the disputed amount is approximately $24.4 million. While the company believes that it has properly calculated the amount it invoiced, the ultimate resolution of this dispute, if unfavorable to the company, could have a material adverse effect on the company's results of operations.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company's products are not sufficient to cover those costs with a margin that the company considers reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities. The company will continue to disclose any such actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
The demand for our reconstituted tobacco leaf product is subject to change depending on the rate at which this product is included in the blend that forms the column of tobacco in various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate, or the dynamics of the natural leaf tobacco market can have a material adverse affect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material adverse effect on our earnings from that product line and in past years the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf.

•
In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

•
Recent uncertainty in the EU financial markets has increased the possibility of significant changes in foreign exchange rates as governments take counter measures. As a large portion of our commercial business is euro denominated, any material change in the euro to U.S. dollar exchange rate could impact our results on a consolidated basis.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2010 and Quarterly Report on Form 10-Q for the period ended September 30, 2011.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses and a business tax valuation allowance. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company's business results.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2011	September 30, 2010	% Change
Net Sales	$211.2	$182.0	16.0%
Cost of products sold	154.9	132.5	16.9
Gross Profit	56.3	49.5	13.7

Selling expense	5.7	4.5	26.7
Research expense	2.3	2.1	9.5
General expense	14.6	11.5	27.0
Total nonmanufacturing expenses	22.6	18.1	24.9

Valuation allowance on ICMS business tax credits	15.9	—	N.M.
Restructuring and impairment expense	6.6	0.7	N.M.
Operating Profit	11.2	30.7	(63.5)
Interest expense	1.1	0.4	N.M.
Other income (expense), net	(1.1)	0.8	N.M.
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	9.0	31.1	(71.1)

Provision for income taxes	0.9	10.7	(91.6)
Income from equity affiliates	1.4	0.8	75.0
Income from Continuing Operations	9.5	21.2	(55.2)
Loss from Discontinued Operations	(0.5)	(3.0)	(83.3)
Net Income	$9.0	$18.2	(50.5)%

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$0.60	$1.16	(48.3)%
Loss per share from discontinued operations	(0.02)	(0.16)	(87.5)
Net income per share – basic	$0.58	$1.00	(42.0)%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$0.60	$1.14	(47.4)%
Loss per share from discontinued operations	(0.03)	(0.16)	(81.3)
Net income per share – diluted	$0.57	$0.98	(41.8)%

Cash Dividends Declared Per Share	$0.15	$0.15

Weighted Average Shares Outstanding:

Basic	15,957,100	17,641,000

Diluted	16,095,600	18,007,200

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	Nine Months Ended
	September 30, 2011	September 30, 2010	% Change
Net Sales	$598.1	$557.4	7.3%
Cost of products sold	439.5	409.1	7.4
Gross Profit	158.6	148.3	6.9

Selling expense	16.3	14.3	14.0
Research expense	6.7	6.2	8.1
General expense	42.2	33.9	24.5
Total nonmanufacturing expenses	65.2	54.4	19.9

Valuation allowance on ICMS business tax credits	15.9	—	N.M.
Restructuring and impairment expense	8.3	7.2	15.3
Operating Profit	69.2	86.7	(20.2)
Interest expense	1.8	1.4	28.6
Other income (expense), net	(1.0)	(0.5)	N.M.
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	66.4	84.8	(21.7)

Provision for income taxes	23.4	30.1	(22.3)
Income from equity affiliates	3.4	2.1	61.9
Income from Continuing Operations	46.4	56.8	(18.3)
Loss from Discontinued Operations	(1.4)	(5.2)	(73.1)
Net Income	$45.0	$51.6	(12.8)%

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$2.72	$3.12	(12.8)%
Loss per share from discontinued operations	(0.08)	(0.28)	(71.4)
Net income per share – basic	$2.64	$2.84	(7.0)%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$2.70	$3.06	(11.8)%
Loss per share from discontinued operations	(0.08)	(0.28)	(71.4)
Net income per share – diluted	$2.62	$2.78	(5.8)%

Cash Dividends Declared Per Share	$0.45	$0.45

Weighted Average Shares Outstanding:

Basic	16,827,200	17,755,100

Diluted	16,951,600	18,101,900

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
Cash and cash equivalents	$61.3	$87.3
Accounts receivable	117.9	98.9
Inventories	111.8	113.8
Other current assets	23.1	12.8
Property, plant and equipment, net	439.9	440.8
Other noncurrent assets	84.1	96.8
Total Assets	$838.1	$850.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$5.0	$8.7
Other current liabilities	144.3	178.0
Long-term debt	159.9	43.1
Pension and other postretirement benefits	40.0	46.3
Deferred income tax liabilities	22.9	28.9
Other noncurrent liabilities	25.0	21.2
Stockholders’ equity	441.0	524.2
Total Liabilities and Stockholders’ Equity	$838.1	$850.4

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in millions)
(Unaudited)

	Nine Months Ended
	September 30, 2011	September 30, 2010
Net income	$45.0	$51.6
Less: Loss from discontinued operations	1.4	5.2
Income from continuing operations	46.4	56.8

Depreciation and amortization	33.0	29.6
Valuation allowance on ICMS business tax credits	15.9	—
Restructuring-related impairment	3.4	0.5
Amortization of deferred revenue	(6.0)	(6.0)
Deferred income tax provision	(6.3)	20.6
Pension and other postretirement benefits	(2.4)	1.6
Stock-based compensation	3.0	5.6
Income from equity affiliate	(3.4)	(2.1)
Excess benefits of stock-based awards	(9.1)	(1.3)
Other items	(3.1)	(2.8)
Net changes in operating working capital	(29.2)	22.1
Net cash provided (used) by operating activities of:
Continuing operations	42.2	124.6
Discontinued operations	(4.3)	(19.4)
Cash Provided by Operations	37.9	105.2

Capital spending	(51.9)	(45.7)
Capitalized software costs	(1.2)	(8.3)
Investment in equity affiliates	(5.3)	—
Other investing	2.7	0.4
Cash Used for Investing	(55.7)	(53.6)

Cash dividends paid to SWM stockholders	(7.7)	(8.1)
Changes in short-term debt	(2.9)	2.9
Proceeds from issuances of long-term debt	218.7	48.1
Payments on long-term debt	(103.3)	(55.9)
Purchases of treasury stock	(120.9)	(19.0)
Proceeds from exercise of stock options	0.3	1.6
Excess tax benefits of stock-based awards	9.1	1.3
Cash Used in Financing	(6.7)	(29.1)

Effect of Exchange Rate Changes on Cash	(1.5)	1.3

Increase (Decrease) in Cash and Cash Equivalents	$(26.0)	$23.8

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended			Nine Months Ended
	September 30, 2011	September 30, 2010	% Change	September 30, 2011	September 30, 2010	% Change
Paper	$157.1	$130.0	20.8%	$425.4	$394.7	7.8%
Reconstituted Tobacco	54.1	52.0	4.0	172.7	162.7	6.1
Total Consolidated	$211.2	$182.0	16.0%	$598.1	$557.4	7.3%

Operating Profit from Continuing Operations
	Three Months Ended September 30				Nine Months Ended September 30
			Return on Net Sales				Return on Net Sales
	2011	2010	2011	2010	2011	2010	2011	2010
Paper	$0.5	$14.2	0.3%	10.9%	$21.3	$34.2	5.0%	8.7%
Reconstituted Tobacco	15.2	21.5	28.1	41.3	61.5	65.5	35.6	40.3
Unallocated	(4.5)	(5.0)			(13.6)	(13.0)
Total Consolidated	$11.2	$30.7	5.3%	16.9%	$69.2	$86.7	11.6%	15.6%

Restructuring and Impairment Expense and Business Tax Valuation Allowance
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Paper	$19.1	$0.7	$19.6	$7.0
Reconstituted Tobacco	3.4	—	4.6	0.2
Total Consolidated	$22.5	$0.7	$24.2	$7.2

Operating Profit from Continuing Operations Excluding Restructuring and Impairment Expense and Business Tax Valuation Allowance*
	Three Months Ended September 30				Nine Months Ended September 30
			Return on Net Sales				Return on Net Sales
	2011	2010	2011	2010	2011	2010	2011	2010
Paper	$19.6	$14.9	12.5%	11.5%	$40.9	$41.2	9.6%	10.4%
Reconstituted Tobacco	18.6	21.5	34.4	41.3	66.1	65.7	38.3	40.4
Unallocated	(4.5)	(5.0)			(13.6)	(13.0)
Total Consolidated	$33.7	$31.4	16.0%	17.3%	$93.4	$93.9	15.6%	16.8%

*Operating Profit from Continuing Operations Excluding Restructuring and Impairment Expense and Business Tax Valuation Allowance is a non-GAAP financial measure that is calculated by adding those items back to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Income from continuing operations per diluted share	$0.60	$1.14	$2.70	$3.06
Plus: Valuation allowance on ICMS business tax credits per share	0.62	—	0.62	—
Plus: Restructuring & impairment expense per share	0.32	0.02	0.41	0.25
Adjusted Income from Continuing Operations Per Share	$1.54	$1.16	$3.73	$3.31

Net income per diluted share	$0.57	$0.98	$2.62	$2.78
Plus: Valuation allowance on ICMS business tax credits per share	0.62	—	0.62	—
Plus: Restructuring & impairment expense per share:
Included in Income from continuing operations (above)	0.32	0.02	0.41	0.25
Included in Loss from discontinued operations	0.03	0.17	0.06	0.26
Adjusted Net Income Per Share	$1.54	$1.17	$3.71	$3.29

Income from continuing operations	$9.5	$21.2	$46.4	56.8
Plus: Interest expense	1.1	0.4	1.8	1.4
Plus: Income tax provision	0.9	10.7	23.4	30.1
Plus: Depreciation & amortization	11.5	9.7	33.0	29.6
Less: Amortization of deferred revenue	(1.1)	(2.1)	(6.0)	(6.0)
Plus: Valuation allowance on ICMS business tax credits	15.9	—	15.9	—
Plus: Restructuring & impairment expense	6.6	0.7	8.3	7.2
Adjusted EBITDA from Continuing Operations	$44.4	$40.6	$122.8	$119.1

Cash provided (used) by operating activities of continuing operations	$27.4	$38.4	$42.2	$124.6
Less: Capital spending	(9.8)	(19.9)	(51.9)	(45.7)
Less: Capitalized software costs	(0.2)	(2.2)	(1.2)	(8.3)
Less: Cash dividends paid	(2.4)	(2.7)	(7.7)	(8.1)
Free Cash Flow - continuing operations	$15.0	$13.6	$(18.6)	$62.5

	September 30, 2011		December 31, 2010
Total Debt	$164.9		$51.8
Less: Cash	61.3		87.3
Net Debt (Cash)	$103.6		$(35.5)

SOURCE SWM

CONTACT:
Scott Humphrey
+1-770-569-4229
or
Pete Thompson
+1-770-569-4277
both of SWM
Web Site: http://www.swmintl.com